Exhibit 99.1

PJT Partners Inc. Reports Full Year and Fourth Quarter 2018 Results

Overview

>	Total Revenues of $580.2 million for full year 2018, up 16% year-over-year
–	Advisory Revenues of $451.6 million, up 17% from a year ago
–	Placement Revenues of $111.0 million, up 8% from a year ago
>	Full year diluted EPS of $1.16, up from $(1.73) a year ago; Adjusted EPS of $1.91, up from $1.54 a year ago
>	Strong balance sheet at year end with $108.3 million of cash, cash equivalents and short-term investments
>	Repurchased approximately 3.2 million share equivalents during the full year through Partnership Unit exchanges, share repurchases and employee net share settlements
–	Additionally, intend to repurchase approximately 216,000 Partnership Units for cash in February 2019
>	Completed acquisition of CamberView on October 1, 2018

New York, February 7, 2019: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today reported Total Revenues of $580.2 million for the year ended December 31, 2018 compared with $499.3 million for 2017. GAAP Pretax Income and Adjusted Pretax Income were $41.5 million and $99.2 million, respectively, for 2018 compared with GAAP Pretax Income of $10.1 million and Adjusted Pretax Income of $86.8 million, respectively, for 2017.

Total Revenues for fourth quarter 2018 were $175.4 million compared with $190.6 million for 2017. GAAP Pretax Income and Adjusted Pretax Income were $16.7 million and $32.9 million, respectively, for the current quarter compared with GAAP Pretax Income of $25.7 million and Adjusted Pretax Income of $43.8 million, respectively, for the prior year quarter.

Paul J. Taubman, Chairman and Chief Executive Officer, said, “We are pleased to report strong 2018 financial performance, reflecting steady and consistent progress across all of our businesses and record results in Park Hill and Strategic Advisory. Our businesses are increasingly working together to deliver unique financial solutions, differentiated expertise and superior client service to an increasing number of companies around the globe. We continue to attract top talent to our platform and we are highly confident in our growth prospects for 2019 and beyond.”

Media Relations: Julie Oakes Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com

Revenues

The following table sets forth revenues for the three months and full year ended December 31, 2018 and 2017:

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	(Dollars in Millions)
Revenues
Advisory	$132.6	$153.1	(13%)	$451.6	$386.3	17%
Placement	38.6	33.9	14%	111.0	102.8	8%
Interest Income & Other	4.2	3.6	18%	17.7	10.2	73%
Total Revenues	$175.4	$190.6	(8%)	$580.2	$499.3	16%

Year Ended

Total Revenues were $580.2 million for 2018 compared with $499.3 million for 2017, an increase of 16%.

Advisory Revenues were $451.6 million for 2018 compared with $386.3 million for 2017, an increase of 17%. The increase in Advisory Revenues primarily resulted from increases in our strategic advisory and secondary advisory businesses.

Placement Revenues were $111.0 million for 2018 compared with $102.8 million for 2017, an increase of 8%. The increase was primarily driven by increased revenues from our real estate vertical.

Interest Income & Other was $17.7 million for 2018 compared with $10.2 million for 2017 and includes $8.2 million of reimbursable expenses that are now presented on a gross basis due to adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“new revenue guidance”).

Three Months Ended

Total Revenues were $175.4 million for fourth quarter 2018, down from $190.6 million for the prior year quarter.

Advisory Revenues were $132.6 million for the current quarter compared with $153.1 million for the prior year quarter, a decrease of 13%. The decrease was primarily due to a decline in restructuring activity, partially offset by an increase in strategic advisory.

Placement Revenues were $38.6 million for the current quarter compared with $33.9 million for the prior year quarter, an increase of 14%. The increase was primarily driven by increases in revenues from our real estate and private equity verticals during the quarter.

Interest Income & Other was $4.2 million for the current quarter compared with $3.6 million for the prior year quarter and includes $1.6 million of reimbursable expenses that are now presented on a gross basis due to adoption of the new revenue guidance.

Expenses

The following tables set forth information relating to the Company’s expenses for the three months and year ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018		2017
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$424.5	$371.9	$391.5	$320.2
% of Revenues	73.2%	64.1%	78.4%	64.1%
Non-Compensation	$114.3	$109.1	$97.7	$92.3
% of Revenues	19.7%	18.8%	19.6%	18.5%
Total Expenses	$538.7	$481.0	$489.2	$412.5
% of Revenues	92.8%	82.9%	98.0%	82.6%
Pretax Income	$41.5	$99.2	$10.1	$86.8
% of Revenues	7.2%	17.1%	2.0%	17.4%

	Three Months Ended December 31,
	2018		2017
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$126.7	$112.8	$140.3	$122.6
% of Revenues	72.2%	64.3%	73.6%	64.3%
Non-Compensation	$32.0	$29.7	$24.6	$24.1
% of Revenues	18.3%	16.9%	12.9%	12.7%
Total Expenses	$158.7	$142.5	$164.9	$146.7
% of Revenues	90.5%	81.2%	86.5%	77.0%
Pretax Income	$16.7	$32.9	$25.7	$43.8
% of Revenues	9.5%	18.8%	13.5%	23.0%

Compensation and Benefits Expense

Year Ended

GAAP Compensation and Benefits Expense was $424.5 million for 2018 compared with $391.5 million for 2017. Adjusted Compensation and Benefits Expense was $371.9 million for 2018 compared with $320.2 million for 2017. The increase in Compensation and Benefits Expense was primarily due to higher revenues and increased headcount.

Three Months Ended

GAAP Compensation and Benefits Expense was $126.7 million for fourth quarter 2018 compared with $140.3 million for the prior year quarter. Adjusted Compensation and Benefits Expense was $112.8 million for the current quarter compared with $122.6 million for the prior year quarter. The decrease in Compensation and Benefits Expense was primarily due to lower revenues during the current quarter.

Non-Compensation Expense

Year Ended

GAAP Non-Compensation Expense was $114.3 million for 2018 compared with $97.7 million for 2017. Adjusted Non-Compensation Expense was $109.1 million for 2018 compared with $92.3 million for 2017.

GAAP Non-Compensation Expense increased during 2018 compared with 2017, and includes $10.4 million of expenses reimbursable by clients that prior to adoption of the new revenue guidance were reported on a net basis.

The increase in Travel and Related was primarily related to adoption of the new revenue guidance, as well as increased business activity. The increase in Communications and Information Services was primarily driven by investments in our technology and data management infrastructure during the first half of the year. Depreciation and Amortization increased primarily due to additional amortization expense related to intangible assets recorded in the acquisition of CamberView during the fourth quarter. Other Expenses increased primarily as a result of increased headcount and business activity, as well as expense recorded during the fourth quarter related to the impairment of certain former CamberView leased space. Professional Fees included $1.5 million of expense related to the acquisition of CamberView.

Adjusted Non-Compensation Expense increased during 2018 compared with 2017, primarily due to increases in Travel and Related, Communications and Information Services and Professional Fees for the same reasons noted above, and an increase in Other Expenses primarily as a result of increased headcount and business activity.

Three Months Ended

GAAP Non-Compensation Expense was $32.0 million for fourth quarter 2018 compared with $24.6 million for the prior year quarter. Adjusted Non-Compensation Expense was $29.7 million for the current quarter compared with $24.1 million for the prior year quarter.

GAAP Non-Compensation Expense increased during the current quarter compared with the prior year quarter, and includes $3.2 million of expenses reimbursable by clients that prior to adoption of the new revenue guidance were reported on a net basis.

The increase in Travel and Related was primarily related to adoption of the new revenue guidance. Other Expenses increased primarily as a result of increased headcount and business activity as well as expense recorded during the current quarter related to the impairment of certain former CamberView leased space. Depreciation and Amortization increased primarily as a result of additional amortization expense related to intangible assets recorded in the acquisition of CamberView during the fourth quarter.

Adjusted Non-Compensation Expense increased during the current quarter compared with the prior year quarter, primarily due to an increase in Travel and Related and Professional Fees for the same reasons noted above, and an increase in Other Expenses primarily as a result of increased headcount and business activity.

Provision for Taxes

As of December 31, 2018, PJT Partners Inc. owned 58.5% of PJT Partners Holdings LP. PJT Partners Inc. is subject to corporate U.S. federal and state income tax while PJT Partners Holdings LP is subject to New York City unincorporated business tax and other entity-level taxes imposed by certain state and foreign jurisdictions. Please refer to Note 11. “Stockholders’ Equity (Deficit)” in the “Notes to Consolidated and Combined Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for further information about the corporate ownership structure.

In calculating Adjusted Net Income, If-Converted, the Company has assumed that all outstanding Class A partnership units in PJT Partners Holdings LP (“Partnership Units”) (excluding the unvested partnership units that have yet to satisfy certain market conditions) have been exchanged into shares of the Company’s Class A common stock, subjecting all of the Company’s income to corporate-level tax.

The effective tax rate for Adjusted Net Income, If-Converted for the year ended December 31, 2018 was 22.9% compared with 32.3% for the same period a year ago. This tax rate excludes the tax benefits of the adjustments for transaction-related compensation expense, amortization expense and spin-off-related payable due to The Blackstone Group L.P. (“Blackstone”). The decrease in tax rate from the year ended December 31, 2017 is primarily due to the decrease in U.S. corporate income tax rate related to the passage of the Tax Cuts and Jobs Act1 as well as an increased tax benefit related to the deliveries of vested shares during 2018 at values in excess of their amortized cost.

The increase in the effective tax rate for Adjusted Net Income, If-Converted for the year ended December 31, 2018 from the year-to-date amount as of September 30, 2018 primarily relates to an increase in the business apportionment of client engagements performed in jurisdictions with higher statutory tax rates.

Capital Management and Balance Sheet

As of December 31, 2018, the Company held cash, cash equivalents and short-term investments of $108.3 million. Additionally, the Company held a debt balance of $30 million, which was entered into in connection with the acquisition of CamberView.

Partnership Units may be presented to the Company for exchange on a quarterly basis and repurchased for cash or, at the Company’s election, for shares of the Company’s Class A common stock on a one-for-one basis. During fourth quarter 2018, the Company repurchased 492,986 Partnership Units for cash. An additional 216,330 Partnership Units have been presented to be exchanged, which the Company intends to repurchase for cash on February 14, 2019 at a price to be determined by the per share volume-weighted average price of the Company’s Class A common stock on February 11, 2019.

On October 26, 2017, the Company’s Board of Directors authorized the repurchase of shares of the Company’s Class A common stock in an amount up to $100 million. Under this repurchase program, shares of the Company’s Class A common stock may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise. The timing and the actual number of shares repurchased depend on a variety of factors, including legal requirements, price and economic and market conditions. The repurchase program may be suspended or discontinued at any time and does not have a specified expiration date. During fourth quarter 2018, the Company repurchased 627,764 shares of Class A common stock pursuant to this share repurchase program.

Additionally, during fourth quarter 2018, the Company net share settled 16,923 shares to satisfy employee tax obligations.

In aggregate during fourth quarter 2018, the Company repurchased an equivalent of 1.1 million shares at an average price of $46.62 per share. For the year ended December 31, 2018, the total share equivalent repurchases were 3.2 million shares at an average price of $49.40 per share.

Dividend

The Board of Directors of PJT Partners Inc. has declared a quarterly dividend of $0.05 per share of Class A common stock. The dividend will be paid on March 26, 2019 to Class A common stockholders of record on March 6, 2019.

Quarterly Investor Call Details

PJT Partners will host a conference call on February 7, 2019 at 8:30 a.m. ET to discuss its full year and fourth quarter 2018 results. The conference call can be accessed via the internet on www.pjtpartners.com or by dialing +1 (888) 339-2688 (U.S. domestic) or +1 (617) 847-3007 (international), passcode 873 623 65#. For those unable to listen to the live broadcast, a replay will be available following the call at www.pjtpartners.com or by dialing +1 (888) 286-8010 (U.S. domestic) or +1 (617) 801-6888 (international), passcode 213 823 13#.

About PJT Partners

PJT Partners is a global advisory-focused investment bank. Our team of senior professionals delivers a wide array of strategic advisory, shareholder engagement, restructuring and special situations and private fund advisory and placement services to corporations, financial sponsors, institutional investors and governments around the world. We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. We also provide, through Park Hill, private fund advisory and placement services for alternative investment managers, including private equity funds, real estate funds and hedge funds. To learn more about PJT Partners, please visit the Company’s website at www.pjtpartners.com.

Forward-Looking Statements

Certain material presented herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include certain information concerning future results of operations, business strategies, acquisitions, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in such forward-looking statements. You should not put undue reliance on any forward-looking statements contained herein. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

The risk factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the United States Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, accessible on the SEC’s website at www.sec.gov, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that are not currently expected to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements.

Non-GAAP Financial Measures

The following represent key performance measures that management uses in making resource allocation and/or compensation decisions. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP.

Management believes the following non-GAAP measures, when presented together with comparable GAAP measures, are useful to investors in understanding the Company’s operating results: Adjusted Pretax Income; Adjusted Net Income; Adjusted Net Income, If-Converted, in total and on a per-share basis; Adjusted Earnings Per Share; Adjusted Compensation and Benefits Expense and Adjusted Non-Compensation Expense. These non-GAAP measures, presented and discussed in this earnings release, remove the significant accounting impact of: (a) transaction-related compensation expense, including expense related to Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and acquisition of CamberView; (b) intangible asset amortization associated with Blackstone’s initial public offering (“IPO”), acquisition of PJT Capital LP, and acquisition of CamberView; (c) impairment of former CamberView leased space; and (d) the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures and further detail regarding the adjustments are provided in the Appendix.

To help investors understand the effect of the Company’s ownership structure on its Adjusted Net Income, the Company has presented Adjusted Net Income, If-Converted. This measure illustrates the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy certain market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

Appendix

GAAP Condensed Consolidated Statements of Operations (unaudited)

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

Summary of Shares Outstanding (unaudited)

Footnotes

PJT Partners Inc.

GAAP Condensed Consolidated Statements of Operations (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues
Advisory	$132,635	$153,118	$451,553	$386,263
Placement	38,554	33,873	111,035	102,785
Interest Income and Other	4,204	3,562	17,660	10,234
Total Revenues	175,393	190,553	580,248	499,282
Expenses
Compensation and Benefits	126,679	140,256	424,459	391,514
Occupancy and Related	7,108	7,278	27,125	26,889
Travel and Related	6,468	4,292	23,374	13,617
Professional Fees	5,341	3,910	20,631	19,276
Communications and Information Services	3,018	2,947	12,539	10,770
Depreciation and Amortization	3,611	1,991	9,973	8,143
Other Expenses	6,494	4,216	20,634	19,019
Total Expenses	158,719	164,890	538,735	489,228
Income Before Provision (Benefit) for Taxes	16,674	25,663	41,513	10,054
Provision (Benefit) for Taxes	4,144	54,027	(1,045)	38,380
Net Income (Loss)	12,530	(28,364)	42,558	(28,326)
Net Income Attributable to Non-Controlling Interests	5,091	9,081	15,388	4,228
Net Income (Loss) Attributable to PJT Partners Inc.	$7,439	$(37,445)	$27,170	$(32,554)
Net Income (Loss) Per Share of Class A Common Stock
Basic	$0.32	$(1.98)	$1.23	$(1.73)
Diluted	$0.22	$(1.98)	$1.16	$(1.73)
Weighted-Average Shares of Class A Common Stock Outstanding
Basic	23,226,095	18,899,800	21,879,574	18,858,010
Diluted	39,883,039	18,899,800	24,254,061	18,858,010

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP Net Income (Loss)	$12,530	$(28,364)	$42,558	$(28,326)
Less: GAAP Provision (Benefit) for Taxes	4,144	54,027	(1,045)	38,380
GAAP Pretax Income	16,674	25,663	41,513	10,054

Adjustments to GAAP Pretax Income
Transaction-Related Compensation Expense(2)	13,893	17,681	52,566	71,343
Amortization of Intangible Assets(3)	1,984	584	3,735	2,418
Spin-Off-Related Payable Due to Blackstone(4)	70	(79)	1,145	2,995
Impairment(5)	266	—	266	—
Adjusted Pretax Income	32,887	43,849	99,225	86,810
Adjusted Taxes(6)	7,762	38,446	16,513	45,476
Adjusted Net Income	25,125	5,403	82,712	41,334

If-Converted Adjustments
Less: Adjusted Taxes(6)	(7,762)	(38,446)	(16,513)	(45,476)
Add: If-Converted Taxes(7)	8,005	13,592	22,718	28,073
Adjusted Net Income, If-Converted	$24,882	$30,257	$76,507	$58,737

GAAP Net Income (Loss) Per Share of Class A Common Stock
Basic	$0.32	$(1.98)	$1.23	$(1.73)
Diluted	$0.22	$(1.98)	$1.16	$(1.73)
GAAP Weighted-Average Shares of Class A Common Stock Outstanding
Basic	23,226,095	18,899,800	21,879,574	18,858,010
Diluted	39,883,039	18,899,800	24,254,061	18,858,010

Adjusted Net Income, If-Converted Per Share	$0.60	$0.79	$1.91	$1.54
Weighted-Average Shares Outstanding, If-Converted	41,278,100	38,227,666	40,067,556	38,048,652

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data – continued (unaudited)

(Dollars in Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP Compensation and Benefits Expense	$126,679	$140,256	$424,459	$391,514
Transaction-Related Compensation Expense(2)	(13,893)	(17,681)	(52,566)	(71,343)
Adjusted Compensation and Benefits Expense	$112,786	$122,575	$371,893	$320,171

Non-Compensation Expenses
Occupancy and Related	$7,108	$7,278	$27,125	$26,889
Travel and Related	6,468	4,292	23,374	13,617
Professional Fees	5,341	3,910	20,631	19,276
Communications and Information Services	3,018	2,947	12,539	10,770
Depreciation and Amortization	3,611	1,991	9,973	8,143
Other Expenses	6,494	4,216	20,634	19,019
GAAP Non-Compensation Expense	32,040	24,634	114,276	97,714
Amortization of Intangible Assets(3)	(1,984)	(584)	(3,735)	(2,418)
Spin-Off-Related Payable Due to Blackstone(4)	(70)	79	(1,145)	(2,995)
Impairment(5)	(266)	—	(266)	—
Adjusted Non-Compensation Expense	$29,720	$24,129	$109,130	$92,301

The following table provides a summary of adjustments made to Interest Income & Other and Non-Compensation Expense as it pertains to the presentation of reimbursable expenses upon adoption of the new revenue guidance:

	Three Months Ended December 31, 2018			Year Ended December 31, 2018
	As Reported	Adjustments	Without Adoption of Revenue Standard	As Reported	Adjustments	Without Adoption of Revenue Standard
Interest Income & Other	$4,204	$(1,577)	$2,627	$17,660	$(8,235)	$9,425
Non-Compensation Expenses
Occupancy and Related	$7,108	$(45)	$7,063	$27,125	$(174)	$26,951
Travel and Related	6,468	(2,458)	4,010	23,374	(8,119)	15,255
Professional Fees	5,341	(532)	4,809	20,631	(1,498)	19,133
Communications and Information Services	3,018	(88)	2,930	12,539	(385)	12,154
Depreciation and Amortization	3,611	—	3,611	9,973	—	9,973
Other Expenses	6,494	(89)	6,405	20,634	(232)	20,402
GAAP Non-Compensation Expense	32,040	(3,212)	28,828	114,276	(10,408)	103,868
Amortization of Intangible Assets(3)	(1,984)	—	(1,984)	(3,735)	—	(3,735)
Spin-Off-Related Payable Due to Blackstone(4)	(70)	—	(70)	(1,145)	—	(1,145)
Impairment(5)	(266)	—	(266)	(266)	—	(266)
Adjusted Non-Compensation Expense	$29,720	$(3,212)	$26,508	$109,130	$(10,408)	$98,722

PJT Partners Inc.

Summary of Shares Outstanding (unaudited)

The following table provides a summary of weighted-average shares outstanding for the three months and year ended December 31, 2018 and 2017 for both basic and diluted shares. The table also provides a reconciliation to If-Converted Shares Outstanding assuming that all Partnership Units and unvested PJT Partners Inc. restricted stock units (“RSUs”) were converted to shares of the Company’s Class A common stock:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Weighted-Average Shares Outstanding - GAAP
Shares of Class A Common Stock Outstanding	22,544,473	18,564,981	20,772,112	18,477,827
Vested, Undelivered RSUs	681,622	334,819	1,107,462	380,183
Basic Shares Outstanding, GAAP	23,226,095	18,899,800	21,879,574	18,858,010
Dilutive Impact of Unvested Common RSUs(8)	1,658,498	—	2,374,487	—
Dilutive Impact of Partnership Units(9)	14,998,446	—	—	—
Diluted Shares Outstanding, GAAP	39,883,039	18,899,800	24,254,061	18,858,010

Weighted-Average Shares Outstanding - If-Converted
Shares of Class A Common Stock Outstanding	22,544,473	18,564,981	20,772,112	18,477,827
Vested, Undelivered RSUs	681,622	334,819	1,107,462	380,183
Conversion of Unvested Common RSUs(8)	1,658,498	4,338,171	2,374,487	3,767,622
Conversion of Participating RSUs	128,913	361,726	139,519	450,718
Conversion of Partnership Units	16,264,594	14,627,969	15,673,976	14,972,302
If-Converted Shares Outstanding	41,278,100	38,227,666	40,067,556	38,048,652

	As of December 31,
	2018	2017
Fully-Diluted Shares Outstanding(10)(11)	43,028,153	39,705,207

During the year ended December 31, 2018, 2.5 million Partnership Units were added to the Company’s fully-diluted share count due to the satisfaction of certain market conditions. As of December 31, 2018, there were 3.8 million Partnership Units subject to market conditions that are not included in fully-diluted shares outstanding.

Footnotes

(1)

The Tax Cuts and Jobs Act (“Tax Legislation”) was signed into law on December 22, 2017, which lowered the U.S. corporate income tax rate to 21% as of January 1, 2018. The Company recorded the impact of the Tax Legislation during the three months ended December 31, 2017. The Company has finalized its analysis of the impact of the Tax Legislation and no adjustments were recorded during the measurement period.

(2)

This adjustment adds back to GAAP Pretax Income transaction-related compensation expense for Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and the acquisition of CamberView.

(3)

This adjustment adds back to GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO, the acquisition of PJT Capital LP on October 1, 2015 and the acquisition of CamberView on October 1, 2018.

(4)

This adjustment adds back to GAAP Pretax Income the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Such expense is reflected in Other Expenses in the Condensed Consolidated Statements of Operations.

(5)	This adjustment adds back to GAAP Pretax Income the impairment on former CamberView leased space.
(6)	Represents taxes on Adjusted Pretax Income, considering both current and deferred income tax effects for the current ownership structure.
(7)

Represents taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

(8)	Represents the dilutive impact under the treasury method of unvested, non-participating RSUs that have a remaining service requirement.
(9)	Represents the number of shares assuming the conversion of vested Partnership Units as well as the dilutive impact of unvested Partnership Units with a remaining service requirement.
(10)	Excludes 3.8 million unvested Partnership Units as of December 31, 2018 that have yet to satisfy certain market conditions.
(11)	Assumes all Partnership Units and unvested participating RSUs have been converted to shares of the Company’s Class A common stock.
Note:	Amounts presented in tables above may not add or recalculate due to rounding.